EXHIBIT 99



FOR IMMEDIATE RELEASE                 For additional information contact:
                                      Robert A. Lentz
                                      Robert A. Lentz and Associates
                                      (614) 876-2000


              Greif Bros. Corporation Announces Investment
                   in French Fibre Drum Manufacturer

DELAWARE, Ohio (December 7, 1998)  Greif Bros. Corporation (Nasdaq:
GBCOA/GBCOB and Abzac, a privately held company in France, today announced a letter of intent for the exchange of Greif Bros. Corporation's ("Greif") spiral core manufacturing asset for a 49% equity interest in Abzac's fibre drum business. Greif manufactures spiral cores in 3 locations through its wholly-owned subsidiary in Canada, Greif Containers, Inc. Abzac, through one of its subsidiaries, is the leading manufacturer of fibre drums in France. The transaction is subject to the normal due diligence process and is anticipated to be completed during the second calendar quarter of 1999.

Michael J. Gasser, Chairman and CEO of Greif Bros. Corporation, stated, "We are extremely pleased with the opportunity to work with Abzac in the growth of the fibre drum business in France. We have the utmost respect for their company. This transaction is expected to leverage the strengths of both companies and also represents our initial expansion beyond North America."

Statements made in this release which state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements are contained in the Company's SEC filings, including but not limited to the Company's report on Form 10-K and Annual Report for the year ended October 31, 1997.

Greif Bros. Corporation manufactures and markets a broad variety of superior quality industrial packaging and components including steel drums, fibre drums, plastic drums and multiwall bags. The Company is integrated, from its timberlands to corrugated sheet and box operations, including both virgin and recycled paper mills. With operations in the United States, Canada and Mexico, Greif Bros. provides innovative products, services and solutions to meet the ever changing needs of its customers.